Exhibit 99.1

May 20, 2010

Board of Directors

Red Hat, Inc.

1801 Varsity Drive

Raleigh, NC 27606

Attn: General H. Hugh Shelton, Lead Director

Members of the Board,

This letter is to inform you that I do not intend to stand for re-election to the Board of Directors of Red Hat when my term ends in August. Please let this letter serve as my resignation from the Board as of August 12, 2010, the date of our Annual Meeting of Stockholders. I have had the honor of participating in Red Hat’s growth from a start-up company through its current status as an S&P 500 corporation that is the world’s leading provider of open source solutions. Throughout my ten-plus years with Red Hat, I have enjoyed the opportunity to work with the many talented and dedicated individuals who have helped make Red Hat what it is today, including my fellow board members and the Red Hat employees, past and present, who believed enough in the possibilities of the open source way to make Red Hat a success. However, I am at stage in my life when I would like to have more time and energy available to devote to my family and some of my personal interests outside of Red Hat. My decision is not, of course, the result of any disagreement with or concerns about Red Hat, the Board or company management on any matters.

It is hard for me to make this decision, but I know that I will leave the Company strong in its position, proud of my contributions to its success, confident in the abilities of Jim, our CEO, and the rest of my fellow board members to guide Red Hat into the future and excited to see what new developments Red Hat employees have in store for us in the years to come.

Regards,

/s/ Matthew

Matthew J. Szulik

cc:	Michael R. Cunningham, Corporate Secretary